Exhibit 4.3

TREEHOUSE FOODS, INC., as Issuer
THE GUARANTORS PARTY HERETO, as Guarantors
AND
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

7.750% SENIOR NOTES DUE 2018
THIRD SUPPLEMENTAL INDENTURE DATED AS OF
October 28, 2010
TO THE INDENTURE DATED AS OF
March 2, 2010

          This THIRD SUPPLEMENTAL INDENTURE, dated as of October 28, 2010 (this “Third Supplemental Indenture”), is by and among TreeHouse Foods, Inc., a Delaware corporation (such corporation and any successor as defined in the Base Indenture and herein, the “Company”), the existing Guarantors party hereto, STSF Holdings, Inc., a Delaware corporation (“Holdings”) and S.T. Specialty Foods, Inc., a Minnesota corporation (“Opco” and together with Holdings, the “Additional Guarantors”), and Wells Fargo Bank, National Association, a national banking association, as trustee (such institution and any successor as defined in the Base Indenture, the “Trustee”).
WITNESSETH:
          WHEREAS, the Company and the Guarantors have previously executed and delivered an Indenture, dated as of March 2, 2010 (the “Base Indenture”), with the Trustee providing for the issuance from time to time of one or more series of the Company’s senior debt securities, as amended and supplemented by a First Supplemental Indenture, dated as of March 2, 2010 (the “First Supplemental Indenture”), and a Second Supplemental Indenture, dated as of March 2, 2010 (the “Second Supplemental Indenture,” and together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), providing for the issuance of the Company’s 7.750% Notes due 2018 (the “Notes”);
          WHEREAS, Section 4.15 of the First Supplemental Indenture provides that if the Company acquires or creates another Domestic Subsidiary, subject to certain exceptions, then the Company shall cause such newly acquired or created Domestic Subsidiary to become a Guarantor, within 10 Business Days of the date on which it was acquired or created, in accordance with the terms of the Indenture;
          WHEREAS, Section 9.01 of the First Supplemental Indenture provides that the Company, the Guarantors and the Trustee may enter into an indenture supplemental to the Indenture, without the consent of the Holders, to add any Person as a Guarantor of the Notes;
          WHEREAS, the Company, the Guarantors and the Additional Guarantors are entering into this Supplemental Indenture to add the Additional Guarantors as Guarantors of the Notes;
          WHEREAS, the Indenture is incorporated herein by reference; and
          WHEREAS, all conditions necessary to authorize the execution and delivery of this Third Supplemental Indenture and to make it a valid and binding obligation of the Company, the Guarantors and the Additional Guarantors have been completed or performed.
          NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company, the Guarantors, the Additional Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.
ARTICLE 1
DEFINITIONS AND INCORPORATION BY REFERENCE
          SECTION 1.01 Definitions; Rules of Construction.
          All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Indenture. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Third Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 2
AGREEMENT TO GUARANTEE
          SECTION 2.01 Agreement to Guarantee.
          The Additional Guarantors hereby agree to become a parties to the Indenture as Guarantors and shall have all of the rights and be subject to all of the obligations and agreements of Guarantors under the Indenture. The Additional Guarantors agrees to be bound by all other provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.
ARTICLE 3
MISCELLANEOUS
          SECTION 3.01 Indenture Remains in Full Force and Effect.
          Except as expressly amended and supplemented by this Third Supplemental Indenture, the Indenture shall remain in full force and effect in accordance with its terms.
          SECTION 3.02 Governing Law.
          THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS THIRD SUPPLEMENTAL INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
          SECTION 3.03 Severability.
          In case any provision in this Third Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          SECTION 3.04 Counterpart Originals.
          The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.
          SECTION 3.05 Table of Contents, Headings, Etc.
          The headings in this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Third Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SIGNATURES
Dated as the date first written above.

COMPANY: TREEHOUSE FOODS, INC.
By:	/s/ Dennis F. Riordan
	Name:	Dennis F. Riordan
	Title:	Senior Vice President and Chief Financial Officer

GUARANTORS: BAY VALLEY FOODS, LLC

By:	/s/ Dennis F. Riordan
	Name:	Dennis F. Riordan
	Title:	Senior Vice President and Treasurer

EDS HOLDINGS, LLC
By:	/s/ Dennis F. Riordan
	Name:	Dennis F. Riordan
	Title:	Chief Financial Officer

STURM FOODS, INC.
By:	/s/ Dennis F. Riordan
	Name:	Dennis F. Riordan
	Title:	Senior Vice President and Assistant Treasurer

ADDITIONAL GUARANTORS: STSF HOLDINGS, INC.
By:	/s/ Dennis F. Riordan
	Name:	Dennis F. Riordan
	Title:	Vice President and Treasurer

S.T. SPECIALTY FOODS, INC.

By:	/s/ Dennis F. Riordan
	Name:	Dennis F. Riordan
	Title:	Vice President and Treasurer

TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Gregory S. Clarke
	Name:	Gregory S. Clarke
	Title:	Vice President

SCHEDULE I
SUBSIDIARY GUARANTORS

SUBSIDIARY	STATE OF ORGANIZATION
Bay Valley Foods, LLC	Delaware
EDS Holdings LLC	Delaware
Sturm Foods, Inc.	Wisconsin
STSF Holdings, Inc.	Delaware
S.T. Specialty Foods, Inc.	Minnesota

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